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                                                                    Exhibit 99.3

Press Release

SOURCE: Dynegy Inc.

Dynegy Implements Work Force Reduction

HOUSTON--(BUSINESS WIRE)--June 19, 2002--Dynegy Inc. (NYSE:DYN - News) today announced it has made a targeted work force reduction primarily affecting the company's Houston operations. The reduction is part of Dynegy's ongoing strategy to execute business and financial initiatives that address current market conditions and generate cost savings.

Approximately 340 employees throughout the company, representing about 6 percent of Dynegy's overall global work force, were impacted by this reduction. In Houston, the reduction totaled 300 employees, including about 50 employees from the company's trading business, or approximately 15 percent of Dynegy's work force in its headquarters city. These reductions, along with attrition and retirements, are expected to result in annual savings in excess of $35 million.

"Dynegy has always been an efficient organization, especially from a work force standpoint," said Dan Dienstbier, chief executive officer of Dynegy Inc. "Nevertheless, the new business environment in the merchant energy sector requires that we pare down certain businesses, such as power trading, and adjust accordingly in order to position the company for long-term, sustainable profitability." Dienstbier added that Dynegy is providing severance payments based on employees' credited length of service with the company and that career search assistance is available for affected personnel.

With today's announcement, the company said it would continue with measures to enhance the company's financial position, strengthen its balance sheet and improve its credit profile.

Dynegy Inc. produces and delivers energy, including natural gas, power, natural gas liquids and coal, through its owned and contractually controlled network of physical assets. The company serves customers by aggregating production and supply and delivering value-added solutions to meet their energy needs. The company's web site is www.dynegy.com.